Exhibit 99.1

Company Overview

We deliver comprehensive power infrastructure solutions including generation, distribution, installation and commissioning, aftermarket support, and operations and maintenance to data center, industrial, utility and other commercial end-markets. We also deliver services for the management of raw materials used in oil and natural gas well completions. Headquartered in Houston, Texas, Solaris Energy Infrastructure, Inc. (together with its consolidated subsidiaries, “Solaris,” the “Company,” “we,” “our” and “us”) delivers these offerings through its Solaris Power Solutions and Solaris Logistics Solutions business segments.

The Company has undergone a strategic transformation since 2024, evolving into a leading provider of turn-key, co-located, behind-the-meter power for some of the world’s largest technology companies. Its integrated offering spans site construction, fuel sourcing and last-mile delivery, power generation, emissions control, power control and distribution, battery energy storage systems, and full operations and maintenance — making Solaris a true one-stop shop for critical power infrastructure independent of grid interconnection constraints. The transformation is significantly advanced as highlighted by Solaris’ second quarter 2026 financial performance, whereby the Power Solutions segment generated approximately 80% of Solaris’ total segment Adjusted EBITDA and is expected to contribute more than 90% of segment results in the future. We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes, and Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

Solaris Power Solutions

Solaris Power Solutions delivers comprehensive power infrastructure solutions including generation, distribution, installation and commissioning, aftermarket support, and operations and maintenance to data center, energy, and industrial end-markets.

Solaris generates revenue in this segment primarily through long-term, fixed-fee leasing and service contracts with investment-grade counterparties. These multi-year arrangements provide recurring and predictable cash flows obligating fuel and power price risks to the customer. This infrastructure-like earnings profile is supported by fully integrated in-house engineering and project execution capabilities. Once equipment is operational, maintenance capital expenditures are relatively low, enabling the generation of strong project-level and corporate free cash flow.

Solaris has firm equipment orders in place with original equipment manufacturers for power generation capacity that is scheduled to reach more than 3,300 MW by the end of 2029, a significant increase from approximately 950 MW operated on average during the second quarter ended June 30, 2026. Solaris’ critical power generation and distribution services provide power for technology and industrial end-markets independent of grid interconnection constraints. The Solaris Power Solutions segment represented approximately 80% of Solaris’ total segment Adjusted EBITDA for the second quarter of 2026. Upon full deployment of its power generation fleet by the end of 2029, Solaris Power Solutions is expected to represent more than 90% of total segment Adjusted EBITDA, reflecting the strategic transformation toward long-term, contracted power generation and infrastructure services. For that period, Solaris’ potential illustrative run-rate Adjusted EBITDA would be approximately $1,000 million,1 net to Solaris and excluding additional Adjusted EBITDA attributable to potential new contracts on approximately 900 to 1,000 MW of capacity that is currently not subject to long-term contracts.

Customer Contracts Summary

As of the date of this offering memorandum, we have entered into three significant agreements to provide power generation capacity for data center customers in the artificial intelligence computing sector. Each contract is structured predominantly as a fixed-fee arrangement.

Stateline Power, LLC (“Stateline”), a variable interest entity in which Solaris holds a 50.1% equity interest, will provide approximately 900 MW of off-grid power generation capacity to a data center customer with deliveries expected through the first quarter of 2027.

On February 12, 2026, we entered into an agreement (the “Hatchbo Agreement”) with Hatchbo, LLC (“Hatchbo”). The Hatchbo Agreement initially provided approximately 530 MW of power generation equipment to Hatchbo, an affiliate of an investment-grade global technology company. In the second quarter of 2026, we amended the Hatchbo Agreement to add incremental generation capacity as well as balance of plant equipment, including batteries, and in July 2026, we signed an amendment converting the Hatchbo Agreement into a final operating agreement providing for the delivery and operation of a turnkey power plant of approximately 660 MW with balance of plant, batteries and energy management systems, with a contract tenor of up to 18 years (10-year base term plus an 8-year extension option).

The Customer C Agreement (as described below) provides approximately 640 MW of power capacity, including balance of plant equipment of transformers, batteries, switchgear, etc., to an affiliate of an investment-grade technology company, with deployments across multiple sites in the continental United States beginning in the second half of 2026. Key terms of the three contracts are summarized below:

	Stateline	Hatchbo	Customer C
Executed	Apr-2025	Feb-2026; Amended May-2026 and Jul-2026	Apr-2026

Contracted Capacity	~900 MW	~660 MW	~640 MW

Tenor	7 years	10 + 8-year option	10 + 5-year option

Cancellation Terms	100% (Years 1–3) / 50% (Year 4+) of remaining undiscounted revenue obligation, including escalations	50% of remaining undiscounted revenue obligation plus the discounted sum of 100% of remaining payments under the services agreement	50% of remaining undiscounted revenue obligation

[1]

Reflects potential illustrative run-rate Adjusted EBITDA calculated as: (i) $820 million of estimated annual Adjusted EBITDA contribution from approximately 1,850 MW of net capacity under existing long-term contracts, assuming such contracts are not terminated or otherwise canceled during their stated terms, plus (ii) $150 million of estimated Adjusted EBITDA attributable to the HVMVLV Acquisition, the GESA Acquisition and the Omega Acquisition, plus (iii) $90 million of estimated Adjusted EBITDA attributable to Solaris Logistics Solutions, which represents a 10% discount to the annualized second quarter 2026 Solaris Logistics Solutions Adjusted EBITDA ($25.0 million multiplied by four), less (iv) $60 million of estimated corporate expenses, which represents an approximate 15% increase to the annualized second quarter 2026 Corporate Expenses (i.e., corporate employee salaries and expenses, headquarters office rental, and legal and professional fees) ($12.9 million multiplied by four). This metric is in no way intended to provide guidance and should not be interpreted as the Company’s expectations regarding actual results for any future period; rather, this is intended to provide an illustrative case for our long-term contracted capacity. Our actual results could be materially different and lower than this amount.

Omega Acquisition

On September 1, 2026, we acquired Omega Foundation Services LLC (“Omega”), a specialized engineering, procurement and construction firm with significant expertise in heavy civil construction across multiple end markets, including large-scale data centers LNG facilities, industrial projects and government infrastructure (the “Omega Acquisition”). With the benefit of the Omega Acquisition, the Company is less reliant upon third-party engineering, procurement and construction contractors for early-stage site preparation, heavy civil construction and electrical substation development which could become a potential bottleneck for its projects and the industry overall. The acquisition extends the Company’s full-cycle power solutions offering, which now spans early-stage site services, front-end plant installation and commissioning services, and electrical substation development. We believe the transaction addresses one of the principal bottlenecks constraining power project delivery by bringing in-house a large team of skilled professionals with decades of specialized EPC experience across a wide range of applications and industries. By internalizing these capabilities, the Company expects to exercise greater control over the scope and sequencing of complex power project construction, improving cost and schedule certainty for both the Company and its customers.

Consideration for the transaction consisted of approximately $101 million in cash, the assumption of approximately $28 million of debt and lease obligations, and the issuance of approximately 3.6 million shares of Class A common stock of Solaris Energy Infrastructure, Inc. (the “Parent”). The Company has worked alongside the Omega team across multiple locations over the prior two years, which we expect to minimize integration risk and support Omega’s growth as part of the combined Company. Omega has historically performed work for a range of third-party customers across multiple end markets, including large-scale data centers, LNG facilities, industrial projects and government infrastructure, and is expected to continue to serve third-party customers following the Omega Acquisition in addition to performing work on the Company’s own power projects. Omega’s work is performed principally under master service agreements and project-specific work orders predominately under cost plus contracts.

GESA Acquisition

On July 1, 2026, we completed the acquisition of Global Energy Services Alliance, Inc. (“GESA”), a full cycle power generation service provider formed through the combination of Baseload Power, a U.S. provider of power generation aftermarket solutions, and Pro-Per Energy Services, a global provider of power plant installation and operations and maintenance services (the “GESA Acquisition”). The GESA Acquisition scales our in-house capabilities across the full life of a generation asset, spanning front-end plant installation and commissioning, long-term operations, and life-of-asset repair and maintenance. The GESA Acquisition also added more than 1 GW of installed generation capacity under operations and maintenance service arrangements across domestic and international markets. It also deepens our technical talent bench, adding personnel with decades of operations, maintenance, installation and commissioning, and repair experience across a broad range of installed generator and turbine classes, including aeroderivative, industrial, heavy-duty, hydroelectric and steam units. The transaction was funded with approximately $52.4 million of cash consideration (subject to customary post-closing adjustments) and approximately 2.9 million shares of Parent’s Class A common stock.

Genco Acquisition

In March 2026, we acquired Genco Power Solutions, a distributed power generation business (the “Genco Acquisition”). The Genco Acquisition will add approximately 400 MW of incremental natural gas-fueled generation capacity to Solaris on a phased basis between 2026 and 2028, inclusive of approximately 100 MW of currently operated and contracted capacity.

In addition, in March 2026, we secured 30 turbine delivery slots from a private party, which will provide over 500 MW of incremental power generation capacity between early 2027 and 2029.

Further, in September 2026, we secured two turbines from a private party for approximately $114.0 million in cash. These units are expected to provide over 66 MW of incremental power generation capacity beginning in the first quarter of 2027. We also secured an additional five turbines in the second quarter of 2026 and one additional turbine in third quarter 2026 from a supplier that will provide approximately 100 MW of incremental power generation capacity, subject to satisfaction of milestones payments.

Solaris Logistics Solutions

Solaris Logistics Solutions designs and manufactures specialized equipment, which combined with field technician support, last mile and mobilization logistics services and software solutions, enables the Company to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. As of the second quarter of 2026, Solaris Logistics Solutions contributed approximately 20% of total segment Adjusted EBITDA. Upon full deployment of its power generation fleet by the end of 2029, Solaris Logistics Solutions is expected to contribute less than 10% of total segment Adjusted EBITDA, providing stable cash flow and operational support alongside the Solaris Power Solutions platform.

Competitive Strengths

Leading Provider of Integrated Behind-the-Meter (“BTM”) Power Solutions for Data Center and Industrial Loads

Solaris operates multiple behind-the-meter power generation and distribution plants serving both AI and cloud-based data centers, as well as other industrial and energy customers, with a demonstrated track record of deploying and operating modular generation at scale. We operate across multiple U.S. end markets, including data centers, energy, and other commercial and industrial applications. Solaris’ BTM generation operates independently of grid interconnection constraints, enabling shorter deployment timelines compared to grid-connected solutions. Solaris has developed operating scale and execution experience, as well as a vertically integrated service model, which differentiates it from newer market entrants.

Durable Cash Flow Visibility Through Long-Term Contracts with Investment-Grade Counterparties, Low Commodity Price Risk, and Strong Free Cash Flow After Investment Phase

The majority of Solaris Power Solutions’ revenue is generated under long-term, fixed fee contracts with investment-grade hyperscaler counterparties. Growth capital is deployed primarily against executed contracts with defined tenors, including most recent contracts at 10 to 18 years, and substantial contractual termination protections. These contracts provide Solaris with recurring, predictable cash flows and importantly do not expose Solaris to fuel and power price risk. As a result, Solaris’ earnings profile has shifted toward contracted, infrastructure-like cash flow characteristics. Once equipment is operating and initial project investment is completed, maintenance capital expenditures are relatively low, resulting in strong project-level free cash flow.

Diversity of Customers for Solaris Power Solutions

Solaris has secured three long-term power contracts with investment-grade technology customers, providing approximately 2,200 MW of generation capacity along with associated balance-of-plant and other project scope. Including energy and other large commercial and industrial end users, Solaris Power Solutions’ portfolio includes more than 2,300 MW of long-term contracted capacity. This diversified customer base and contract mix reduces reliance on any single deployment while supporting long-duration, stable cash flows.

Integrated Turnkey Model with In-House Technical and Engineering Capabilities

Following the acquisition of HVMVLV, LLC in August 2025 (the “HVMVLV Acquisition”), the GESA Acquisition in July 2026, and the Omega Acquisition in September 2026, Solaris has internalized capabilities spanning the full lifecycle of a power project. The HVMVLV Acquisition internalized key electrical control, distribution, balance-of-plant design, power plant installation and operations and maintenance service capabilities required for large-scale power deployments. The GESA Acquisition added aftermarket repair and maintenance, installation and commissioning, and long-term operations capabilities across a broad range of generator and turbine classes. The Omega Acquisition further extended the offering to early-stage site preparation and construction and electrical substation development. This integrated model allows Solaris to offer a turnkey solution encompassing electrical distribution design and customization, site preparation and construction, installation and commissioning, operations, and aftermarket support services. Vertical integration reduces execution risk, streamlines deployment, and supports repeatable project delivery across sites. These capabilities position Solaris earlier in customer project planning and increase the depth of customer integration.

Synergistic Business Model Supported by a Cash-Generating Logistics Segment

Solaris’ legacy Logistics Solutions segment maintains a leading position in electric-powered sand handling equipment and generates stable cash flow with modest ongoing capital requirements. This segment provides internally generated capital to support investment in the Power Solutions segment. Operating across two equipment-based infrastructure segments allows Solaris to leverage operational expertise in asset deployment, utilization, and lifecycle management. The combination enhances cash flow diversity while supporting disciplined capital allocation.

Aligned, Founder-Led Management Team with Experience Scaling Infrastructure Platforms

Solaris’ founder-led management team has extensive experience building and scaling asset-intensive infrastructure businesses across power, logistics, and water sectors. Management retains approximately 20% insider ownership, aligning leadership incentives with long-term stakeholder outcomes. This ownership structure has supported a measured approach to capital allocation, including the use of equity alongside debt to fund growth. Management’s track record reflects a focus on scalability, risk management, and balance sheet discipline.

Growth Strategies

Scaling Generation Capacity to Meet Growing AI and Data Center Power Demand

Solaris is expanding its power generation capabilities to address demand from large-scale AI and data center customers with multi-year capacity requirements. The Company operated approximately 950 MW in the second quarter of 2026 and has placed orders to bring its deployed capacity to over 3,300 MW by the end of 2029. Capacity additions are largely aligned with contracted or advanced-stage commercial discussions and opportunities. We estimate that our current and planned investments in our power generation platform represent approximately $5 billion of aggregate capital, and we currently expect consolidated capital expenditures of approximately $1,955 million for the year ending December 31, 2026, and we expect our capital expenditures to remain significant thereafter as we deploy additional contracted capacity. This estimate is based on management’s current plans and assumptions and is subject to change. This expansion is expected to drive increasing earnings contribution as deployed capacity ramps.

Expanding Turnkey Offerings Through Enhanced Project Scope

Solaris is increasing the scope of services provided per project by investing in expanded balance-of-plant offerings, including transformers, switchgear, batteries, energy management systems and natural gas infrastructure, as well as expanded services to support these projects such as site preparation and construction, installation and commissioning. Expanding scope increases capital invested per deployment while maintaining return profiles, contributing to higher EBITDA potential per project. These capabilities further integrate Solaris equipment into customer operations and increase switching costs over the asset life. The strategy supports deeper customer relationships and higher per-site economic contribution.

Pursuing Organic and Inorganic Growth in Adjacent Power Markets

Solaris evaluates acquisition opportunities which add technical capabilities, expand addressable markets, or improve vertical integration. Recent transactions, including the Genco Acquisition, the HVMVLV Acquisition, the GESA Acquisition and the Omega Acquisition, illustrate this approach. Growth opportunities are assessed with a focus on strategic fit, execution risk, cash flow certainty and the ability to strengthen our business and financial profile.

Optimizing Capital Structure to Support Long-Term Infrastructure Growth

To support the execution of its long-term infrastructure growth strategy, Solaris is optimizing its capital structure to align funding duration with the stability and tenor of its contracted cash flows. The Company has strengthened its balance sheet to support ongoing fleet expansion and entered into the Revolving Credit Facility in May 2026 concurrently with the issuance of our 6.375% Senior Notes due 2031 (the “Existing Senior Notes”) to help maintain significant liquidity and financial flexibility during the growth phase. As of June 30, 2026, Solaris had availability under the Revolving Credit Facility of approximately $575.0 million (after giving effect to $75.0 million of outstanding letters of credit). Proceeds from this notes offering will provide funding to support executed contracts and anticipated future contracts, appropriately aligning the balance sheet with the underlying contracts and assets.

Positioned to Benefit from U.S. Electrification and Onshoring Trends

Solaris is positioned to benefit from projected increases in U.S. electricity demand driven by data centers, manufacturing onshoring, and broader electrification. A significant portion of forecasted power demand growth is occurring outside traditional AI applications, expanding the addressable market for BTM solutions. Solaris’ simple-cycle gas-fired BTM generation is increasingly cost-competitive with grid-supplied power while offering faster time-to-power. These dynamics support continued demand for distributed generation solutions over the medium term.

Maintaining a Strong Balance Sheet

In parallel with the financing strategy, Solaris maintains a disciplined approach to balance-sheet management while pursuing growth, prioritizing liquidity and financial flexibility during the investment phase. Growth capital is deployed primarily against contracted projects with fixed-fee revenue structures, with commodity and fuel price risk contractually passed through to customers, limiting earnings volatility. Management has demonstrated a willingness to balance debt and equity funding, issuing approximately $1,000 million of equity alongside debt to support major growth initiatives and preserve balance-sheet strength. As of June 30, 2026, after giving effect to the completion of this offering and the use of proceeds therefrom, the leverage of Solaris Energy Infrastructure, LLC, a subsidiary of the Parent (the “Issuer”), would have been approximately 5.3x (based on the debt at the Issuer level, comprised of the $1,000 million of notes offered hereby and the $1,300 million of Existing Senior Notes and excluding the Parent’s outstanding 4.75% Convertible Senior Notes due 2030 (the “2030 Convertible Notes”) and outstanding 0.25% Convertible Senior Notes due 2031 (the “2031 Convertible Notes” and, together with the 2030 Convertible Notes, the “Convertible Notes”), the subordinated intercompany convertible notes issued by the Issuer to the Parent in aggregate principal amounts equal to the outstanding amounts under the Convertible Notes (the “Intercompany Convertible Notes”) and the Loan and Security Agreement, dated as of May 23, 2025, entered into by Stateline with Stonebriar, as lender, administrative agent and collateral agent (the “Stateline Term Loan”), divided by approximately $433 million of Adjusted EBITDA for the quarter ended June 30, 2026 on an annualized basis). Annualized Adjusted EBITDA for the quarter ended June 30, 2026 may not be representative of performance over an extended period and does not take into account other future market conditions that may impact the business. As contracted cash flows scale and capital intensity moderates, Solaris targets a net leverage profile of approximately 3.0x net debt to Adjusted EBITDA, consistent with infrastructure-oriented credit metrics.

Recent Developments

Revolving Credit Facility

On May 12, 2026, we entered into a revolving credit facility with MUFG Bank, Ltd., as administrative agent (the “Agent”), and a syndicate of lenders (the “Credit Agreement”), with commitments in the aggregate principal amount of $650 million (the “Revolving Credit Facility”). Obligations under the Revolving Credit Facility are (i) guaranteed by the Parent and the same subsidiaries thereof that will guarantee the notes offered hereby and (ii) secured by a pledge of the Parent’s equity interests in the Issuer and by a lien on substantially all assets of the Issuer and the subsidiary guarantors. Obligations under the Revolving Credit Facility will mature on the earlier of (a) the date that is the five-year anniversary of the closing date of the Revolving Credit Facility and (b) the date that is 91 days prior to the maturity of any indebtedness for borrowed money of the Issuer or any restricted subsidiary in an aggregate principal amount of $150 million or more. As of June 30, 2026, there were no borrowings outstanding under the Revolving Credit Facility, and standby letters of credit with an aggregate face amount of $75.0 million had been issued under the letter of credit sublimit, resulting in $575.0 million of availability under the Revolving Credit Facility.

Concurrently with this offering, we expect to enter into an amendment (the “Credit Agreement Amendment”) of the Credit Agreement to, among other things (i) increase the aggregate revolving commitments under the Revolving Credit Facility by $200.0 million, from $650.0 million to a maximum aggregate principal amount of $850.0 million, through the exercise in full of the incremental commitment feature under the Credit Agreement, and (ii) increase the letter of credit sublimit under the Revolving Credit Facility from $150.0 million to $325.0 million. The closing of the Credit Agreement Amendment is subject to obtaining lender commitments and the satisfaction of other customary conditions set forth in the Credit Agreement Amendment, and there can be no assurance that it will be consummated on the terms described herein, on the anticipated timing or at all. The closing of this offering is not conditioned on the closing of the Credit Agreement Amendment or the consummation of the incremental commitment exercise.

See “Description of Other Indebtedness—Revolving Credit Facility.”

Recent Contracts

On April 24, 2026, we entered into a Master Equipment Rental Agreement (the “Customer C Agreement”) with a new customer (“Customer C”) to provide approximately 640 MW of power generation equipment and balance-of-plant to support Customer C’s power demand for artificial intelligence computing needs at its data center. Customer C is an affiliate of an investment-grade technology company and industry leader in the evolving artificial intelligence computing industry.

In July 2026, we signed additional agreements which expand the scope of the Customer C Agreement to include additional balance of plant and energy storage assets, as well as management of natural gas on a cost-plus basis. In July 2026, a large energy customer also expanded its contracted capacity to approximately 80 MW from 60 MW and extended the contract tenor from four years to six years.

In July 2026, we also signed an amendment converting the Hatchbo Agreement into a final operating agreement, expanding the scope of services to include the delivery and operation of a turnkey power plant of approximately 660 MW with balance of plant, batteries and energy management systems designed to manage artificial intelligence workloads. In connection with this amendment, the contract tenor was extended to up to 18 years (10-year base term plus an 8-year extension option) from up to 15 years (10-year base term plus a 5-year extension option).

Risk Factors

Risks Related to Our Business

The engineering, construction and services businesses we have recently acquired have significantly expanded our workforce and increased the number of projects we execute, and our management team may not be able to effectively manage this broader, more labor-intensive operating footprint.

The GESA Acquisition and the Omega Acquisition have transformed us from a primarily equipment-based lessor into a business that also performs labor-intensive engineering, procurement, construction and services work. As a result, our operations now depend on the successful execution and integration of businesses with different workforces, systems and operating requirements.

We employed 468 employees as of December 31, 2025, and, following the GESA Acquisition and the Omega Acquisition, we now employ more than 2,100 employees and are executing individual projects across numerous sites. Our execution risk is now more broadly based and distributed across several concurrent projects and geographies rather than concentrated in a smaller number of equipment deployments.

These businesses expose us to risks to which we have historically had limited exposure, including project cost estimation and fixed-price or milestone-based contract risk, schedule and completion risk, subcontractor and craft labor availability and performance, jobsite health and safety incidents, warranty and rework claims, and workforce and payroll administration across multiple jurisdictions. A failure to attract, retain and supervise skilled craft and project management personnel, integrate acquired accounting, project controls and safety systems, or maintain internal control over financial reporting across the acquired businesses could result in project losses, liability, reputational harm and a material adverse effect on our business, financial condition and results of operations, and on our ability to service the notes.